Exhibit 99(d)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating revenues	$2,433	$3,258	$6,144	$7,809
Fuel, purchased power costs and delivery fees	(1,187)	(1,923)	(2,987)	(4,646)
Net gain (loss) from commodity hedging and trading activities	123	6,045	1,003	(248)
Operating costs	(161)	(157)	(504)	(501)
Depreciation and amortization	(303)	(296)	(862)	(827)
Selling, general and administrative expenses	(192)	(172)	(555)	(496)
Franchise and revenue-based taxes	(27)	(26)	(74)	(74)
Impairment of goodwill	—	—	(70)	—
Other income	33	2	38	8
Other deductions	(6)	(531)	(19)	(550)
Interest income	21	20	40	45
Interest expense and related charges	(770)	(581)	(1,331)	(1,756)

Income (loss) before income taxes	(36)	5,639	823	(1,236)

Income tax (expense) benefit	11	(2,010)	(330)	425

Net income (loss)	(25)	3,629	493	(811)

Net (income) loss attributable to noncontrolling interests	—	—	—	—

Net income (loss) attributable to TCEH	$(25)	$3,629	$493	$(811)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income (loss)	$(25)	$3,629	$493	$(811)

Other comprehensive income (loss), net of tax effects:

Cash flow hedges:
Net increase (decrease) in fair value of derivatives (net of tax benefit of $2, $75, $11 and $98)	(4)	(139)	(20)	(182)
Derivative value net (gain) loss related to hedged transactions recognized during the period and reported in net income (loss) (net of tax benefit of $21, $22, $53 and $45)	41	41	99	83

Total adjustments to net income (loss)	37	(98)	79	(99)

Comprehensive income (loss)	12	3,531	572	(910)

Comprehensive (income) loss attributable to noncontrolling interests	—	—	—	—

Comprehensive income (loss) attributable to TCEH	$12	$3,531	$572	$(910)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

(millions of dollars)

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Cash flows — operating activities:
Net income (loss)	$493	$(811)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,298	1,153
Deferred income tax expense (benefit) – net	158	(390)
Impairment of goodwill	70	—
Impairment of emission allowances intangible assets	—	501
Charge related to Lehman bankruptcy	—	26
Unrealized net (gains) losses from mark-to-market valuations of commodity positions	(713)	221
Unrealized net gains from mark-to-market valuations of interest rate swaps	(527)	(36)
Bad debt expense	87	57
Stock-based incentive compensation expense	5	7
Reversal of sales tax accrual	(23)	—
Other - net	5	27
Changes in operating assets and liabilities:
Margin deposits – net	260	(236)
Other operating assets and liabilities	364	344

Cash provided by operating activities	1,477	863

Cash flows — financing activities:
Issuances of long-term debt securities:
Pollution control revenue bonds	—	242
Other long-term debt	522	1,035
Repayments/repurchases of long-term debt/securities:
Pollution control revenue bonds	—	(242)
Other long-term debt	(215)	(155)
Increase in short-term borrowings	—	2,032
Decrease in income tax-related note payable to Oncor	(26)	(25)
Contributions from noncontrolling interests	42	—
Advances from affiliates	(3)	7
Debt discount, financing and reacquisition expenses	(33)	(4)
Other - net	—	33

Cash provided by financing activities	287	2,923

Cash flows — investing activities:
Net loans to affiliates	(532)	(388)
Capital expenditures	(1,106)	(1,402)
Nuclear fuel purchases	(157)	(112)
Money market fund redemptions (investments)	142	(242)
Reduction of restricted cash related to letter of credit facility	115	—
Reduction of restricted cash related to pollution control revenue bonds	—	29
Transfer of cash collateral from (to) custodian account	3	(20)
Proceeds from sales of environmental allowances and credits	22	30
Purchases of environmental allowances and credits	(23)	(18)
Proceeds from sales of nuclear decommissioning trust fund securities	2,972	747
Investments in nuclear decommissioning trust fund securities	(2,983)	(758)
Net proceeds from sale of controlling interest in natural gas gathering pipeline business	40	—
Other - net	18	5

Cash used in investing activities	(1,489)	(2,129)

Net change in cash and cash equivalents	275	1,657
Cash and cash equivalents — beginning balance	479	215

Cash and cash equivalents — ending balance	$754	$1,872

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(millions of dollars)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$754	$479
Investments held in money market fund	—	142
Restricted cash	1	4
Trade accounts receivable — net	751	994
Notes receivable from parents	1,130	598
Inventories	403	361
Commodity and other derivative contractual assets	2,537	2,391
Accumulated deferred income taxes	82	21
Margin deposits related to commodity positions	158	439
Other current assets	48	85

Total current assets	5,864	5,514

Restricted cash	1,135	1,250
Investments	580	483
Property, plant and equipment — net	20,980	20,902
Goodwill	10,252	10,322
Intangible assets — net	2,658	2,774
Commodity and other derivative contractual assets	1,153	962
Other noncurrent assets, principally unamortized debt issuance costs	675	750

Total assets	$43,297	$42,957

LIABILITIES AND MEMBERSHIP INTERESTS

Current liabilities:
Short-term borrowings	$900	$900
Advances from parent	1	4
Long-term debt due currently	200	261
Trade accounts payable — nonaffiliates	589	1,000
Trade accounts and other payable to affiliates	227	168
Commodity and other derivative contractual liabilities	2,535	2,730
Margin deposits related to commodity positions	504	525
Accrued income taxes payable to parent	146	33
Accrued taxes other than income	94	70
Accrued interest	489	310
Other current liabilities	323	276

Total current liabilities	6,008	6,277

Accumulated deferred income taxes	5,411	5,249
Commodity and other derivative contractual liabilities	1,343	2,095
Notes or other liabilities due affiliates	227	254
Long-term debt, less amounts due currently	29,702	29,209
Other noncurrent liabilities and deferred credits	2,642	2,527

Total liabilities	45,333	45,611

Commitments and Contingencies

Membership interests:
TCEH membership interests	(2,078)	(2,654)
Noncontrolling interests in subsidiaries	42	—

Total membership interests	(2,036)	(2,654)

Total liabilities and membership interests	$43,297	$42,957